Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 20, 2018, to that certain Agreement and Plan of Merger, dated as of February 9, 2018 (as it may be amended, supplemented or modified in accordance with its terms, the “Merger Agreement”), by and among CSRA Inc., a Nevada corporation (the “Company”), General Dynamics Corporation, a Delaware corporation (“Parent”), and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”), is hereby entered into by and among the Parties. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Merger Agreement.

WHEREAS, in accordance with Section 9.1 of the Merger Agreement, the Parties desire to amend certain terms of the Merger Agreement as set forth in this Amendment so as to, among other things, increase the Per Share Amount from $40.75 per Share to $41.25 per Share, in each case, in cash, net of applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Board, at a meeting duly called and held, (a) determined that the Merger Agreement (as amended by this Amendment) and the Transactions (as their terms are amended by this Amendment), are fair to, and in the best interests of, the Company’s stockholders, (b) adopted, approved and declared advisable this Amendment and the Transactions (as the terms thereof are amended hereby) and (c) confirmed its recommendation that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt the Merger Agreement (as amended by this Amendment) and the Transactions (as their terms are amended by this Amendment);

WHEREAS, the Parent Board, at a meeting duly called and held, (a) determined that the Merger Agreement (as amended by this Amendment) and the Transactions (as their terms are amended by this Amendment), are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Amendment and the Transactions (as the terms thereof are amended hereby); and

WHEREAS, the Merger Sub Board has by unanimous vote (a) determined that the Merger Agreement (as amended by this Amendment) and the Transactions (as their terms are amended by this Amendment), are fair to, and in the best interests of, Merger Sub’s sole stockholder and (b) adopted the Merger Agreement (as amended by this Amendment) and approved and declared advisable this Amendment and the Transactions (as their terms are amended by this Amendment).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.1    Per Share Amount Increased. The first Recital in the Merger Agreement shall be amended by replacing the phrase “at a price per Share of $40.75” in the definition of the defined term “Per Share Amount” with the phrase “at a price per Share of $41.25.”

Section 1.2    Amendment to Offer Documents. Parent and Merger Sub shall file with the SEC all necessary amendments or supplements to the Offer Documents giving effect to this Amendment within one (1) Business Day after the date of this Amendment and shall cause such amendments or supplements to be disseminated to holders of Shares as and to the extent required by applicable Law. On the date of filing by Parent and Merger Sub of such amendments or supplements to the Offer Documents, the Company shall file with the SEC an amendment to its Schedule 14D-9 describing, among other disclosures relating to this Amendment, the recommendation of the Company Board with respect to this Amendment and the Transactions (as their terms are amended hereby) and shall cause such amendment to its Schedule 14D-9 to be disseminated to the holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law.

Section 1.3    References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment; provided, that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of February 9, 2018.

Section 1.4    Miscellaneous. This Amendment and the Merger Agreement, including the Annexes and Exhibits thereto, the Company Disclosure Letter, the Confidentiality Agreement and the other documents delivered in connection herewith and therewith, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. Except as specifically amended by this Amendment, all of the terms, covenants and other provisions the Merger Agreement and the Transactions, as amended by this Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article 9 of the Purchase Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Name:	Gregory S. Gallopoulos
Title:	Senior Vice President, General Counsel and Secretary

RED HAWK ENTERPRISES CORP.

By:	/s/ Gregory S. Gallopoulos
Name:	Gregory S. Gallopoulos
Title:	Vice President and Secretary

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

CSRA INC.

By:	/s/ William J. Haynes II
Name:	William J. Haynes II
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Amendment No. 1 to Agreement and Plan of Merger